EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD PRIME TO ACQUIRE
THE RITZ-CARLTON ST. THOMAS FOR $64 MILLION

Acquisition Highlights:

•	Premier resort in St. Thomas recently underwent comprehensive $22 million renovation supporting strong trailing 12-month RevPAR of over $430 with meaningful upside potential

•	Resort is being acquired at a trailing 12-month NOI cap rate of 10% and a trailing 12-month EBITDA multiple of 7.2x

•	Unmatched location on 30 fee simple, oceanfront acres along Great Bay

•	Recognized as one of the leading hotels in the U.S. Virgin Islands in the 2015 edition of U.S. News & World Report’s Best Hotel Rankings
DALLAS, November 24, 2015 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced it has entered into a definitive agreement to acquire the award-winning 180-room Ritz-Carlton St. Thomas for $64 million ($355,000 per key) from Marriott International, Inc. (NASDAQ: MAR). The acquisition is expected to close in approximately 30 days, subject to customary closing conditions. The Company intends to finance the property with approximately $40 million of non-recourse mortgage debt. The property will continue to be operated as a Ritz-Carlton property under a long-term management agreement with Ritz-Carlton.
The purchase price for The Ritz-Carlton St. Thomas represents a trailing 12-month cap rate of 10% on net operating income and a trailing 7.2x EBITDA multiple, according to the Company’s preliminary estimates. On a trailing 12-month basis as of October 2015, Ashford estimates The

Ritz-Carlton St. Thomas achieved RevPAR of $433, with an Average Daily Rate (ADR) of $555 and 78% occupancy.
Located on 30 pristine oceanfront acres along Great Bay, The Ritz-Carlton St. Thomas is recognized as one of the best hotels in the U.S. Virgin Islands. Opened as The Ritz-Carlton St. Thomas in 1996, the resort recently completed a comprehensive $22 million renovation of guest rooms and public space.
These include upgraded and additional food & beverage offerings, expanded wedding venue capacity, as well as the construction of a desalination plant and new electricity generators enabling the hotel to operate self-sufficiently off the grid.
The property boasts 180 luxurious guest rooms, all featuring a spacious private balcony or terrace with dramatic ocean views or dazzling garden views. Newly remodeled bathrooms feature large double vanities, soaking tubs and separate glass showers. The resort offers unparalleled amenities including a beachfront infinity-edge pool and access to a traditional pool. The property features the signature Bleuwater Restaurant and three other distinctive oceanfront dining options, as well as more than 10,000 square feet of indoor and outdoor meeting and function space offering stunning views of Great Bay and neighboring St. John, a 7,500 square foot award-winning spa and a 2,000 square foot fitness center. The resort also offers Jean-Michel Cousteau’s Ambassadors of the Environment eco adventures for children and adults, a comprehensive aquatic center and day sails, sunset cruises and private charters aboard Lady Lynsey, the hotel’s 53-foot luxury catamaran.
In addition, The Ritz-Carlton St. Thomas has been the recipient of the following awards:

•	Best Hotels in U.S. Virgin Islands - U.S. News & World Report, 2015

•	World’s Best Awards – Travel + Leisure, 2015

•	Reader’s Choice Award, Best Resorts in the Caribbean - Conde Nast Traveler, 2014

•	Hot List, Best U.S. Virgin Island Hotels – Conde Nast Traveler, 2014
“We are thrilled to expand the Prime portfolio to the Caribbean with a property of this caliber,” said Monty J. Bennett, Ashford Prime’s Chairman and Chief Executive Officer. “The Ritz-Carlton St. Thomas is an iconic U.S. Virgin Islands hotel, underscoring our strategy of investing in high quality, luxury assets in gateway and resort markets. Located in a stable market with high barriers to entry, where tourism trends remain positive, this property will be a fantastic addition to our portfolio at what we believe is a great value. Having recently undergone a comprehensive renovation, the resort’s RevPAR of over $430 is already ramping strongly, outperforming its competitive set. We have the ability to expand the resort further through additional keys and villas. Group revenue booking pace for 2016 is up 8.6% over 2015. With the extremely high quality of this resort, strong cash flow, and meaningful growth opportunities, we believe this is a very attractive acquisition for our shareholders.”
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
The Ritz-Carlton Hotel Company, L.L.C., of Chevy Chase, Md., currently operates 94 hotels and resorts in the Americas, Europe, Asia, the Middle East, Africa, and the Caribbean. More than 35 hotel and residential projects are under development around the globe. For more information, or reservations, visit the company web site at www.ritzcarltonreserve.com, www.ritzcarlton.com or

www.ritzcarlton.cn. The Ritz-Carlton Hotel Company, L.L.C. is a wholly-owned subsidiary of Marriott International, Inc.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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